                                  Exhibit 4


                        PROPOSED FORM OF GROUP CONTRACT

                             GROUP CONTRACT NUMBER


                                CONTRACTHOLDER



                                   RIGHT TO
                               EXAMINE CONTRACT

You may return this contract within twenty days after receiving it or within 45 days after the application is signed, whichever period ends later. It may be delivered or mailed to us or the agent through whom it was purchased. The contract shall then be deemed void from the start. Any premium paid will be returned.


                               FLEXIBLE PREMIUM
                                 VARIABLE LIFE
                              INSURANCE TO AGE 95

Flexible Premiums are payable during the lifetime of the insured to age 95. The death benefit is payable at the death of the insured prior to age 95 and while the contract is in force. Cash surrender value, if any, is payable at the insured's age 95.


This contract is a legal contract between the contract holder and Paragon Life Insurance Company. PLEASE READ YOUR CONTRACT CAREFULLY.


ISSUED BY:  PARAGON LIFE INSURANCE COMPANY
            A STOCK COMPANY
            100 SOUTH BRENTWOOD
            ST. LOUIS, MISSOURI 63105
            (314) 862-2211


30010                                                                       0.01
(488)

                       ALPHABETIC GUIDE TO YOUR CONTRACT


               Page
               2.04   Agency
               2.03   Authority
               2.03   Certificate of Insurance
               2.02   Conversion Privilege
               2.01   Definitions
               2.02 Effective Date of Dependent Term Insurance and Additional Benefits
               2.02   Effective Date of Individual Insurance
               2.03   Entire Contract
               2.02   Grace Period
               2.03   Incontestability
               2.04   Monies Payable
               2.03   Ownership and Control of This Contract
               2.02   Premiums
               2.01   Premium Payments
               2.03   Records Required
               2.04   Sex and Number
               2.02   Termination of Insurance
               2.03   Termination of This Contract



The Certificate of Insurance will be attached to and made a part of this Contract.



30010                                                                       0.02
(488)

                            Contract Specifications


    Contract Effective Date:

    Contract Anniversary Date:

    Contract Jurisdiction State:

    Contract Execution Date:

    Contractholder:



    Associated Companies:



    Eligible Class or Classes of Employees:



    Individual Eligibility Date:



    30014                            1.01

    Employee Insurance Benefits:

       For Employee:

          Guaranteed Issue:

          Simplified Issue:


       For Spouse:

          Simplified Issue:


    Additional Benefits:



    Premium Due Date:


    Minimum Premium:



    30114                            1.02

    30114                             1.03

    TABLE OF GUARANTEED MONTHLY COST OF INSURANCE RATES RATES ARE PER $1000

ATTAINED                     ATTAINED                    ATTAINED
AGE             RATE         AGE             RATE        AGE             RATE
--------        -----        --------        -----       --------        -----
   18            0.15           19            0.16          20            0.16
   21            0.16           22            0.16          23            0.16
   24            0.16           25            0.16          26            0.16
   27            0.16           28            0.16          29            0.16
   30            0.17           31            0.17          32            0.18
   33            0.19           34            0.20          35            0.21
   36            0.22           37            0.24          38            0.26
   39            0.28           40            0.30          41            0.33
   42            0.36           43            0.39          44            0.42
   45            0.45           46            0.48          47            0.52
   48            0.56           49            0.60          50            0.65
   51            0.70           52            0.77          53            0.84
   54            0.91           55            0.99          56            1.07
   57            1.16           58            1.24          59            1.34
   60            1.45           61            1.58          62            1.72
   63            1.89           64            2.08          65            2.28
   66            2.49           67            2.70          68            2.93
   69            3.19           70            3.48          71            3.81
   72            4.21           73            4.66          74            5.16
   75            5.71           76            6.28          77            6.88
   78            7.52           79            8.20          80            8.97
   81            9.84           82           10.83          83           11.94
   84           13.15           85           14.44          86           15.80
   87           17.21           88           18.70          89           20.26
   90           21.93           91           23.73          92           25.76
   93           28.15           94           31.31

THESE RATES ARE FOR THE BASE COVERAGE AT ISSUE. They are based on 125 percent of the 1980 Commissioners Standard Ordinary Mortality Table C Age Last Birthday

Any values guaranteed in this contract are based on these rates.


80114                                1.04

1.  DEFINITIONS

We, Us and Our

The Paragon Life Insurance Company.

Employee

A person who is employed and paid for services by the employer on a regular basis. In no event will the amount of time worked per week be less than 30 hours.

Insured

An employee or an employee's spouse who is insured for life insurance under this contract.

Spouse

The employee's legal spouse and does not include a spouse who is legally separated from the employee.

Actively at Work

The employee must work for his employer at his usual place of work or such other places as required by his employer in the course of such work for the full number of hours and full rate of pay, as set by the employment practices of his employer. In no event will the amount of time worked per week be less than 30 hours.

Associated Company

Those companies listed on the contract specifications page that are under common control through stock ownership, contract or otherwise, with the contractholder.

Employees of each Associated Company will be considered employees of the contractholder.

Service with an Associated Company will be considered service with the contractholder.

The records of an Associated Company which have a bearing on this contract will be considered records of the contractholder.

If an Associated Company ceases to be under common control with the contract-holder, the insureds of the Associated Company may continue the insurance as an individual policy.

The inclusion of any Associated Company will not affect the ownership of this contract by the contractholder or the rights of ownership of this contract by the contractholder.

Individual Insurance

Insurance on the employee or the employee's spouse provided through this contract.

Dependent Term Insurance

Insurance on the dependent of an employee provided by a rider to the certificate.

2.  PROVISIONS RELATING TO INDIVIDUAL AND DEPENDENT TERM INSURANCE

Premium Payments

Premium payments for individual and dependent term insurance coverage may be made by the employee and/or the contractholder. The employee's premium paid under this contract is the amount authorized by the employee to be deducted from his wages. Premiums may be paid in addition to the authorized deductions as set forth in the contract. The authorization for payroll deduction may be cancelled at any time upon written request.

If for any reason, premiums for this coverage are no longer being deducted from the employee's wages, the insurance under the certificate will be continued (in the form of an individual policy as a result of the conversion privilege) and planned premiums will be on a direct billed basis.

30204                                 2.01
(4/88)

Eligibility for Individual Insurance

Within an eligible class, individual insurance is available only if the employee is actively at work at the time of application for personal insurance.

Effective Date of Individual Insurance

Subject to the conditions listed below, the individual insurance, subject to eligibility, will be made effective on the latest of the date on which:

1)  the application for the certificate is signed;

2)  the first premium for the individual insurance is paid to us; and

3) the information provided in the application for the certificate is determined to be acceptable to us for issuance of coverage under our current rules and practices.

If individual insurance ends at the request of the owner or, prior to the maturity date, when a certificate's cash surrender value is insufficient to cover the monthly deductions, individual insurance will be restored only as stated in the certificate section titled "Reinstatement."

Effective Date of Dependent Term Insurance and Additional Benefits

Subject to the conditions listed below, the dependent term insurance and additional benefits, subject to eligibility, will be made effective on the latest of the date on which:

1) the individual insurance that such coverage is issued in connection with is effective; and

2) the information provided in the application for the particular coverage is determined to be acceptable to us for issuance of coverage under our current rules and practices.

Termination of Insurance

Individual and dependent term insurance will terminate according to the terms of the certificate.

Conversion Privilege

If an insured's eligibility under this contract ends due to the termination of this contract or the employment of the employee, such insured's coverage, if not already in the form of an individual policy, will automatically be converted by amendment to an individual policy. Such individual policy will provide benefits which are identical to those provided under the certificate.

An amendment to convert the certificate to an individual policy will be mailed:

1) within 31 days after we receive written notification that the employee's employment ended, or after the termination date of the contract; and

2) once any planned premium necessary to prevent the policy from lapsing is paid to us at our Home Office.

The planned premiums for this individual policy may be paid annually, semiannually, quarterly or at other intervals we establish from time to time. Additional premiums may be paid as set forth in the policy.

3.  PREMIUMS

Premium Payment

All planned premiums must be remitted in advance by the contractholder to our Home Office. This includes any adjustments in premiums.

Grace Period

If planned premium payments after the first such payment are not made in a timely fashion, this contract will be in default. A grace period of 31 days will be granted for the remittance of the planned premiums after the first payment. This contract will be in force during the grace period. If such premium is not paid in the grace period, the contract will terminate at the end of that period. The contract will terminate before that date if the contractholder gives us written notice in advance.


30204                                 2.02
(4/88)

4.   GENERAL PROVISIONS

Entire Contract

We have issued this contract in consideration of the application of the contractholder and remittance of premiums by the contractholder. This contract, with the attached copy of the contractholder's application and other attached papers, if any, is the entire contract between the contractholder and us. All statements made by the contractholder, any certificate owner or any insured will be deemed representations and not warranties. Misstatements will not be used in any contest or to reduce claim under this contract, unless it is in writing. A copy of the application containing such misstatement must have been given to the contractholder or to the insured or to his beneficiary, if any.

Authority

No agent may change this contract or waive any of its provisions. No change in this contract, other than a change of rates, will be effective until the form making such change is signed by our executive officer and accepted by the contractholder.

Incontestability

We cannot contest this contract after it has been in force for two years from the date of issue.

Ownership and Control of This Contract

The contractholder owns this contract. This contract may be changed or ended by agreement between us and the contractholder without the consent of, or notice to, any person claiming rights or benefits under this contract.

Records Required

The contractholder will promptly give us, at our Home Office, any facts that we may need to administer the insurance under this contract and to determine the premiums. All of the contractholder's records which have a bearing on this insurance will be ready for us to inspect when and as often as we may, within reason, require.

Clerical error by the contractholder or us will not make the insurance of an ineligible person valid nor continue insurance which was ended by valid means.

Certificate of Insurance

We will issue to the contractholder, to give to each insured under this contract, a certificate of insurance or an individual policy. If an individual policy is issued, then all reference herein to a certificate will mean an individual policy. The certificate will state the owner's rights and benefits under the certificate and to whom benefits are payable. Also, stated are the limits and requirements in this contract that may apply to the insured and his insured dependents, if any.

The terms and provisions of the certificate, a copy of which is attached, are incorporated herein by reference and made a part of this contract. The rights and benefits of the insured under or owner of the certificate will not inure to the benefit of the contractholder.

Termination of This Contract

Except as provided in the Grace Period section of this contract, this contract will be terminated immediately upon default. We may end this contract or any of its provisions by giving notice in writing to the contractholder at least 31 days prior to the termination date.

If this contract is terminated any insurance in effect will remain in force on an individual basis, provided it is not cancelled or surrendered by the certificate owner. Any planned premiums will no longer be deducted from the employee's wages and will be remitted directly to us.

Sex and Number

When used in this contract, the masculine includes the feminine, the singular the plural, and the plural the singular.

Monies Payable

All monies payable by us as benefits under this contract will be paid, subject to the laws which govern such payment, at our Home Office or authorized claim offices. All monies payable to us or by us will be in the lawful currency of the United States.

Agency

Neither us nor the contractholder is an agent of the other under this contract for any purpose.